SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ASSURE HOLDINGS CORP.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Fellow Assure Holdings Shareholders,

We continue to work diligently to complete the merger with Danam Health, Inc. For the Company to have the right to pursue this merger option and increase shareholder value we are requesting shareholders to increase the authorized shares of common stock of the company. We have scheduled a Special Meeting of Shareholders for April 30, 2024, for the specific purpose of authorizing such additional shares. I write to you today asking you to vote YES on the proposal in our Proxy Statement.

The benefits and risks of the proposal to approve the increase in authorized shares, Proposal 1, are outlined in the Proxy Statement, which I encourage each of you to read. However, I want to point out a few key reasons why I believe your vote to approve Proposal 1 is imperative and how the proposal is designed to provide the Company flexibility it needs to increase its ability to increase shareholder value and how it is in your best interest as shareholders;

1) The merger transaction with Danam Health will take time to close and requires Assure to maintain its listing on the Nasdaq and reduce total liabilities to no more than $500,000. Management has developed a timeline of tasks to be completed to facilitate the merger with Danam Health including the negotiation and settlement of outstanding trade payables, convertible debt, and remaining balance due to our secured debt holder, Centurion Financial Trust, in exchange for common shares. While we believe we have cash to fund operations until the deal is closed there is no guarantee the transaction closes by the deadline, July 22, 2024. If the Company is unsuccessful in securing the required votes supporting the increase in authorized share capital, we will consume most, or all our current cash balance and we would be unable to raise additional cash through the sale of common stock. If that happens, the Company will likely have to wind down its remaining operations and perhaps even file for bankruptcy.

2) Without shareholder approval, the Company does not have any shares available to sell any stock to an investor that may be interested in providing a strategic investment. If an attractive strategic investment were to be proposed, the Company would not be able to consider the proposal unless the proposed increase in authorized shares is approved.

3) Without an increase in the number of authorized shares, the Company will be severely restricted in its ability to raise needed capital for continued operations.

4) Without the increase in authorized capital and the Danam Health deal being completed in the ascribed timeline, Assure is at risk of losing its NASDAQ listing.

The Board of Directors and I strongly believe that it is in the best interest of the Company and its shareholders to increase the authorized number of shares of the Company’s common stock to 250,000,000 shares.

Please note that the approval to increase the number of authorized shares does not mean the shares will be issued, only that they are available if needed.

I believe that approval of this proposal is in the best interest of our shareholders and want the Company to have the ability and flexibility to maximize its value.

Your Vote is Important to Assure’s Success

Whether you own a relatively few number of shares or a large number of shares of Assure’s stock, your vote is important!

The Company needs your support by voting FOR the Proxy Proposals

If you have any questions or need assistance voting your shares, please contact the firm assisting us with the solicitation of proxies:

Advantage Proxy 1-877-870-8565

Thank you for your continuing support and for voting.

Regards,

John A Farlinger

Chief Executive Officer

Assure Holdings Corp.

John.farlinger@Assureiom.com